Exhibit 10.10

angion biomedica corporation

employment, confidential information and

INVENTION ASSIGNMENT AGREEMENT

As a condition of my part-time employment with Angion Biomedica Corporation. (“Angion”), and in consideration of my employment with Angion and my receipt of the compensation now and hereafter paid to me by Angion, I agree to the following:

1.    At-Will-Employment.    I understand and acknowledge that my employment with Angion is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without cause, at the option of either Angion or myself, with or without notice. I further understand that my initial compensation shall be $64,800 per year.

2.    Confidential Information.

(a)   Angion and Third Party Information.  I agree at all times during the term of my employment and thereafter, to hold in strict confidence, and not to use, except for the benefit of Angion, or to disclose to any person, firm or corporation without written authorization of an officer of Angion, any Confidential information. I understand that “Confidential Information” means any confidential or proprietary information, technical data, trade secrets or know-how of Angion, including, but not limited to, research and product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to me by Angion, either directly or indirectly, in writing, orally or otherwise. I recognize that Angion has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on Angion’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes, and I understand that such information is also Confidential Information. I further understand that Confidential Information does not include any of the foregoing information or items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations to Angion as to the information or items involved.

(b)   Former Employer information. I agree that I will not, during my employment with Angion, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of Angion any unpublished document orproprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

2

3.     Inventions.

(a)   Inventions Retained and Licensed.  I have attached hereto as Attachment A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with Angion (collectively referred to as “Prior Inventions”), that belong to me, that relate to Angion’s business, products or research and development, and that are not assigned to Angion hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with Angion, I incorporate into an Angion product, process or machine a Prior Invention owned by me or in which I have an interest, Angion is hereby granted and will have a non-exclusive, royalty free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)   Assignment of Inventions.  I agree that I will promptly make full written disclosure to Angion, and will hold in trust for the sole right and benefit of Angion, and hereby assign to Angion, or Angion’s designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws that I may solely or jointly make, develop, conceive or reduce to practice, or cause to be made, developed, conceived or reduced to practice, during the period of time I am in the employ of Angion, (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with Angion and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and shall be owned by Angion.

(c)   Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made, developed, conceived or reduced to practice by me (solely or jointly with others) during the term of my employment with Angion. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Angion. The records will be available to and remain the sole property of Angion at all times.

(d)   Patent and Copyright Registrations.  I agree to assist Angion, or Angion’s designee, at Angion’s expense, in every way to secure Angion’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including disclosing to Angion all pertinent information and data with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that Angion shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Angion, Angion’s successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or

3

cause to be executed, when it is in my power to do so, any such instrument or papers will continue after the termination of this Agreement. If Angion is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States of America or foreign patents or copyright registrations covering Inventions or original works or authorship assigned to Angion as above, then I hereby irrevocably designate and appoint Angion and Angion’s duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations; thereon with the same legal force and effect as if executed by me.

4.    Conflicting Employment.  I agree that, during the term of my employment with Angion, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Angion is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Angion.

5.    Returning Angion Property.  I agree that, at the time of leaving the employ of Angion, I will deliver to Angion (and will not keep in my possession, recreate or deliver to anyone else) any and all documents or property, or reproductions of any such documents or property, developed by me pursuant to my employment with Angion or otherwise belonging to Angion, its successors or assigns.

6.    Solicitation of Employees.    I agree that for a period of twelve (12) months immediately following the termination of my employment relationship with Angion for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of Angion’s employees to leave Angion employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Angion, either for myself or for any other person or entity.

7.    Representations.  I agree to execute any proper oath or verify any proper document or perform any other act seemed necessary or desirable as requested by Angion to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Angion. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with the terms of this Agreement. I understand my obligations in sections 2, 3, 5, 6 and 8 herein shall survive the termination of my employment with Angion.

8.    Arbitration-and Eguitable Relief.

(a)  Arbitration.  Except as provided in Section 8(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance of breach of this Agreement, will be settled by arbitration to be held in New York City, NY, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Angion and I will each pay one-half of the costs and expenses of such arbitration, and each of us will separately pay our counsel and witness fees and expenses.

4

(b)  Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate Angion’s damages from any breach of the covenants set forth in Sections 2, 3, 5 and 6 herein. Accordingly, I agree that if I breach my obligations under any of such sections, Angion will have, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security will be required in obtaining such equitable relief.

9.    General Provisions.

(a)    Governing Law.   This Agreement will be governed by the laws of the State of New York without reference to conflicts of laws principles.

(b)    Entire Agreement.   This Agreement sets forth the entire agreement and understanding between Angion and me relating to the subject matter hereof and merges all prior discussions between us. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)    Severability.   If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns.   This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Angion, its successors, and its assigns.

Date: 11/1/05

Signature
/s/ Michael A. Yamin
Name of Employee: Michael A. Yamin

Angion Biomedica Corp. “Angion”

Signature

/s/ Bruce Rich
Name Bruce Rich
Title: Attorney in fact